Exhibit (10)(C)

[EVERSHEDS SUTHERLAND (US) LLP]

STEPHEN E. ROTH

DIRECT LINE: 202.383.0158

E-mail: steveroth@eversheds-sutherland.com

CONSENT OF EVERSHEDS SUTHERLAND (US) LLP

We hereby consent to the reference to our name under the caption “Legal Matters” in the Statement of Additional Information filed as part of the Post-effective Amendment No. 32 to the Registration Statement on Form N-4 for the Separate Account Two (NQ Variable Account) issued through Talcott Resolution Life Insurance Company (File No. 033-19943). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

EVERSHEDS SUTHERLAND (US) LLP

By:	/s/ Stephen E. Roth

Stephen E. Roth

Washington, D.C.

April 28, 2023